Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of Renasant Corporation of our report dated February 29, 2024, with respect to the consolidated financial statements of The First Bancshares, Inc., included in the First Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 and in Renasant Corporation’s Current Report on Form 8-K filed on July 29, 2024. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Joint Proxy Statement/Prospectus.

/s/ Forvis Mazars, LLP

Forvis Mazars, LLP

Jackson, Mississippi

September 13, 2024